China Automotive Systems Reports Third Quarter 2010 Financial Results

Record Sales for any Third Quarter of Operations

WUHAN, China, November 9, 2010 -- China Automotive Systems, Inc., (“CAAS” or the "Company"), (NASDAQ: CAAS), a leading power steering components and systems supplier in China, today announced financial results for the third quarter and nine months ended September 30, 2010.

Third Quarter 2010 Highlights:

-- Net sales increased 17.7% year-over-year to $76.1 million, a record high for any third quarter of operations;
-- Gross profit increased 17.4% to $18.2 million, with a gross margin of 23.9%;
-- Operating income rose 26.1% to $12.2 million, with an operating margin of 16.0%;
-- Net income was $8.2 million, or $0.26 per diluted share, including only a $0.5 million non-cash gain in the fair value of the derivative compared to a $3.1 million non-cash gain in the fair value of the derivative in the previous year’s quarter;
-- Cash and equivalents were $49.2 million;
-- Free cash flow was $5.6 million.

Nine Month 2010 Highlights:

-- Net sales increased 42.8% year-over-year to $245.4 million and compared with $171.8 million reported in fiscal 2009;
-- Operating income increased 47.1% to $41.8 million, exceeding $28.4 million reported in fiscal 2009;
-- Net income was $27.1 million, or $0.88 per diluted share, surpassing $16.9 million, or $0.58 per diluted share achieved in fiscal 2009.

Mr. Qizhou Wu, Chief Executive Officer of China Automotive Systems commented, “We are very pleased with the strong sales results posted for the 2010 third quarter, as the summer season is our slowest sales period compared to other quarters. We continue to operate at a high capacity utilization rate and have invested over $24 million in the first nine months of 2010 to make sure we can meet  future demand, especially for our new, more advanced products.”

“In August, China Automotive Systems was ranked 23rd in FORTUNE Magazine’s ‘100 Fastest-Growing Companies’ list for 2010,” continued Mr. Wu. “Our high-quality products and excellent performance in this safety-related area have created strong brand recognition among customers, even during the turbulence of the global automotive markets in recent years. We are committed to maintaining the highest standards in production and performance and hope to see this reflected in future growth.

Third Quarter 2010 Results

Net sales increased 17.7% year-over-year to $76.1 million, a record sales performance for any third quarter in the Company’s history. Net sales for the third quarter of 2009 were $64.7 million. This revenue increase was driven by purely organic growth. Third quarter, or the summer season, is typically a relatively slow sales period compared with other quarters.

Gross profit increased 17.4% to $18.2 million, compared with $15.5 million for the same quarter in 2009. Since the first quarter of 2010, the Company began reclassifying product warranty expenses under cost of goods sold, instead of its previous classification under selling expenses. The third quarter 2010 reclassified gross margin was 23.9%, in line with the reclassified gross margin for the same period of 2009. Before the warranty adjustment, the gross margin would have been 25.4% in the third quarter of 2010.

Selling expenses in the third quarter were $2.1 million, a slight decline from $2.2 million in the same quarter a year ago. Selling expenses as a percentage of revenue for the third quarter of 2010 declined to 2.8% from 3.4% for the same period in 2009, mainly due to higher sales in the 2010 third quarter, combined with a lower supply expense.

General and administrative (G&A) expenses in the third quarter were $2.3 million compared to $2.7 million in the same quarter a year ago, primarily due to reductions in option expenses. G&A as a percentage of revenue for the third quarter of 2010 decreased to 3.0% from 4.2% during the same quarter in 2009.

Research and development (R&D) expenses rose to $1.2 million in the third quarter from $0.5 million for the third quarter of 2009, as the Company continued to invest in R&D to develop more cost-efficient, advanced products and improve its production capabilities to maintain its industry leadership.

Total operating expenses decreased to $5.8 million from $6.1 million for the same period of 2009. As a percentage of revenue, operating expenses declined to 7.7% in the third quarter of 2010 from 9.5% in the third quarter of 2009 mainly due to enhanced operating efficiencies, which compensated for increased R&D spending.

Operating income increased by 26.1% to $12.2 million in the third quarter of 2010, compared with $9.7 million in the third quarter of 2009. Operating margin was 16.0%, compared with 14.9% for the same quarter in 2009. The increase in operating income reflected higher gross profit and lower operating expenses, notably, general and administrative expenses.

Income before taxes was flat at $12.4 million for the third quarter compared to the previous year’s period. The non-cash gain due to the change in the fair value of the derivative was $0.5 million for the current quarter compared to $3.1 million in the same quarter of 2009. This $2.6 million decrease in non-cash gain due to the change in the fair value of the derivative offset the higher income generated in the current quarter.

Primarily as a result of the decrease in non-cash gain due to the change in the fair value of the derivative, net income attributable to common shareholders was $8.2 million for the third quarter of 2010, or $0.26 per diluted share, compared with $8.6 million, or $0.28 per diluted share in the same quarter in 2009. The net margin for net income attributable to common shareholders was 10.9% in the 2010 third quarter. The diluted weighted average shares outstanding were 31.6 million in the third quarter of 2010, compared with 31.4 million in the third quarter of 2009.

Nine Month Results

Total revenue for the first nine months of 2010 increased 42.8% to $245.4 million from $171.8 million for the nine months of last year. Gross profit for the nine-month period increased 41.7% to $60.5 million, from $42.7 million in the comparable period a year ago. Gross margin was 24.7% for the first nine months of 2010. Income from operations increased 47.1% to $41.8 million from $28.4 million in the first nine months of 2009, and operating margin for the 2010 period was 17.0% compared with 16.5% in the nine months of 2009. Net income attributable to common shareholders for the nine-month period was $27.1 million, with fully diluted earnings per share of $0.88, compared with $16.9 million, or diluted earnings per share of $0.58 for the first nine months of 2009.

Financial Conditions

As of September 30, 2010, total cash and cash equivalents were $49.2 million, $5.7 million higher than $43.5 million as of December 31, 2009. Stockholders’ equity increased to $168.7 million as of September 30, 2010, from $132.8 million as of December 31, 2009. Net cash flow from operations was $29.6 million, compared with $24.3 million for the same period of 2009, an increase of $5.3 million. Working capital was $83.2 million. Free cash flow, defined as net cash flow from operations minus capital expenditure, was $5.6 million, despite investing approximately $24 million in plant and equipment costs in the first nine months of 2010.

Business Outlook

Management raises revenue guidance to 30% growth for the 2010 fiscal year. This target is based on the Company’s current views on operating and market conditions, which are subject to change. The Company will periodically update this guidance.

Conference Call

Management will conduct a conference call on Tuesday, November 9th at 8:00 A.M. ET/9:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation.

To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the “China Automotive Systems” conference call:

Phone Number: +1-877-407-9205 (North America)
Phone Number: +1-201-689-8054 (International)

In addition, the conference call will be broadcast live over the Internet at:
http://www.caasauto.com

Please go to the website at least 15 minutes early to register, download and install any necessary software.

A telephone replay of the call will be available after the conclusion of the conference call through 11:59 PM ET on December 9, 2010. The dial-in details for the replay are: U.S. Toll Free Number +1-877-660-6853, International dial-in number +1-201-612- 7415; using Account "286" and Conference ID "359756" to access the replay.

About China Automotive Systems, Inc.

Based in Hubei Province, People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through nine Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers 4 separate series of power steering with an annual production capacity of over 2.5 million sets, steering columns, steering oil pumps and steering hoses. Its customer base is comprised of leading Chinese auto manufacturers such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd., etc. For more information, please visit: http://www.caasauto.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and condition and the impact of acquisitions on its financial performance. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products, pricing and new technology; changes in demand for the Company's products; changes in consumer preferences and tastes and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, delays and cost overruns related to developing and opening new production facilities; and other factors as discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.

For further information, please contact:
Jie Li
Chief Financial Officer
China Automotive Systems
jieli@chl.com.cn

Kevin Theiss
Investor Relations
Grayling
+1-646-284-9409
kevin.theiss@grayling.com

China Automotive Systems, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2010	December 31, 2009
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$49,201,859	$43,480,176
Pledged cash deposits	21,090,382	12,742,187
Accounts and notes receivable, net, including $2,573,240 and $1,441,939 from related parties at September 30, 2010 and December 31, 2009	181,845,502	154,863,292
Advance payments and other, including $1,409,460 and $0 to related parties at September 30, 2010 and December 31, 2009	3,150,827	2,413,556
Inventories	40,867,074	27,415,697
Current deferred tax assets	2,891,740	1,381,868
Total current assets	$299,047,384	$242,296,776
Long-term Assets:
Property, plant and equipment, net	$66,977,567	$60,489,798
Intangible assets, net	586,474	561,389
Other receivables, net, including $369,351 and $65,416 from related parties at September 30, 2010 and December 31, 2009	3,278,171	1,064,224
Advance payments for property, plant and equipment, including $7,444,795 and $2,579,319 to related parties at September 30, 2010 and December 31, 2009	17,636,239	6,369,043
Long-term investments	80,584	79,084
Non-current deferred tax assets	1,278,198	2,172,643
Total assets	$388,884,617	$313,032,957
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank loans	$8,953,754	$5,125,802
Accounts and notes payable, including $2,126,954 and $1,537,827 to related parties at September 30, 2010 and December 31, 2009	143,298,745	107,495,833
Convertible notes payable	28,961,253	28,640,755
Compound derivative liabilities	127,012	880,009
Customer deposits	1,908,479	1,918,835
Accrued payroll and related costs	3,165,578	3,040,705
Accrued expenses and other payables	14,647,357	17,708,681
Accrued pension costs	3,987,756	3,778,187
Taxes payable	10,686,208	11,365,016
Amounts due to shareholders/directors	103,215	-
Total current liabilities	$215,839,357	$179,953,823
Long-term liabilities:
Other long-term liabilities	4,377,538	233,941
Total liabilities	$220,216,895	$180,187,764
Significant concentrations
Related party transactions
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.0001 par value - Authorized - 20,000,000 shares Issued and outstanding – None	$-	$–
Common stock, $0.0001 par value - Authorized - 80,000,000 shares Issued and Outstanding 27,115,826 and 27,046,244 shares at September 30, 2010 and December 31, 2009	2,711	2,704
Additional paid-in capital	28,216,671	27,515,064
Retained earnings-
Appropriated	8,767,797	8,324,533
Unappropriated	85,269,215	58,642,023
Accumulated other comprehensive income	13,746,601	11,187,744
Total parent company stockholders' equity	136,002,995	105,672,068
Non-controlling interests	32,664,727	27,173,125
Total stockholders' equity	$168,667,722	$132,845,193
Total liabilities and stockholders' equity	$388,884,617	$313,032,957

China Automotive Systems, Inc.
Condensed Consolidated Statements of Operations (US$, Unaudited)

	Three Months Ended September 30,
	2010	2009
Net product sales, including $1,717,483 and $1,384,458 to related parties for the three months ended September 30, 2010 and 2009	$76,102,844	$64,654,369
Cost of product sold, including $4,885,768 and $3,477,109 purchased from related parties for the three months ended September 30, 2010 and 2009	57,929,284	49,168,626
Gross profit	18,173,560	15,485,743
Add: Gain (loss) on other sales	(152,481)	284,234
Less: Operating expenses-
Selling expenses	2,095,321	2,180,864
General and administrative expenses	2,286,784	2,739,886
R&D expenses	1,247,881	531,383
Depreciation and amortization	219,720	663,408
Total Operating expenses	5,849,706	6115541
Income from operations	12,171,373	9,654,436
Add: Other income, net	-	-
Financial income (expenses) net	(271,422)	(401,121)
Gain on change in fair value of derivative	509,705	3,129,794
Income before income taxes	12,409,656	12,383,109
Less: Income taxes	1,866,157	1,789,836
Net income	$10,543,499	$10,593,273
Net income attributable to non-controlling interest	2,350,280	2,036,762
Net income attributable to parent company	$8,193,219	$8,556,511
Net income per common share attributable to parent company–
Basic	$0.30	$0.32
Diluted	$0.26	$0.28
Weighted average number of common shares outstanding –
Basic	27,112,689	26,983,717
Diluted	31,564,305	31,412,485

China Automotive Systems, Inc.
Condensed Consolidated Statements of Operations (US$, Unaudited)

	Nine Months Ended September 30,
	2010	2009
Net product sales, including $6,319,594 and $3,257,716 to related parties for the nine months ended September 30, 2010 and 2009	$245,416,671	$171,836,094
Cost of product sold, including $14,481,952 and $8,463,331 purchased from related parties for the nine months ended September 30, 2010 and 2009	184,897,834	129,141,078
Gross profit	60,518,837	42,695,016
Add: Gain on other sales	981,128	523,860
Less: Operating expenses-
Selling expenses	6,866,249	4,866,041
General and administrative expenses	7,737,989	6,787,918
R&D expenses	4,291,044	1,415,531
Depreciation and amortization	829,865	1,742,162
Total Operating expenses	19,725,147	14,811,652
Income from operations	41,774,818	28,407,224
Add: Other income, net	266,379	-
Financial income (expenses) net	(1,052,782)	(1,318,829)
Gain (loss) on change in fair value of derivative	752,997	591,511
Income before income taxes	41,741,412	27,679,906
Less: Income taxes	6,442,971	4,714,124
Net income	$35,298,441	$22,965,782
Net income attributable to non-controlling interest	8,227,985	6,074,110
Net income attributable to parent company	$27,070,456	$16,891,672
Net income per common share attributable to parent company–
Basic	$1.00	$0.63
Diluted	$0.88	$0.58
Weighted average number of common shares outstanding –
Basic	27,078,180	26,983,402
Diluted	31,539,402	31,627,696

China Automotive Systems, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net income	$35,298,441	$22,965,782
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Stock-based compensation	422,714	321,663
Depreciation and amortization	6,955,969	5,940,068
Allowance for doubtful accounts (Recovered)	(1,127,767)	(1,484,680)
Deferred income taxes assets	(540,385)	(531,244)
Amortization for discount of convertible note payable	320,498	612,635
(Gain) loss on change in fair value of derivative	(752,997)	(591,511)
Other operating adjustments	324,963	(226,916)
Changes in operating assets and liabilities:
(Increase) decrease in:
Pledged deposits	(8,012,615)	(2,505,479)
Accounts and notes receivable	(22,430,886)	(33,727,451)
Advance payments and other	(678,156)	(593,563)
Inventories	(12,728,686)	(2,794,500)
Accounts and notes payable	33,298,924	30,025,373
Customer deposits	(34,138)	316,133
Accrued payroll and related costs	67,681	346,723
Accrued expenses and other payables	(174,491)	2,685,922
Accrued pension costs	137,283	53,613
Taxes payable	(891,031)	3,528,700
Advances payable	149,229	(317)
Net cash provided by operating activities	$29,604,550	$24,340,951
Cash flows from investing activities:
(Increase) decrease in other receivables	(2,221,935)	125,815
Cash received from equipment sales	396,489	678,132
Cash paid to acquire property, plant and equipment	(24,005,602)	(8,814,876)
Cash paid to acquire intangible assets	(60,586)	(321,671)
Net cash (used in) investing activities	$(25,891,634)	$(8,332,600)
Cash flows from financing activities:
Proceeds from bank loans	3,685,215	2,197,177
Dividends paid to the non-controlling interest holders of Joint-venture companies	(2,871,603)	(4,176,583)
Repayment of convertible note payable	-	(5,000,000)
Shares issued for stock options exercised	278,900	8,790
Increase (decrease) in amounts due to shareholders/directors	97,406	(287,854)
Net cash provided by (used in) financing activities	$1,189,918	$(7,258,470)
Cash and cash equivalents affected by foreign currency	$818,849	$31,219
Net increase in cash and cash equivalents	5,721,683	8,781,100
Cash and cash equivalents at beginning of period	43,480,176	37,113,375
Cash and cash equivalents at end of period	$49,201,859	$45,894,475

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